News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
February 8, 2013	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 2012 results

TERRE HAUTE, INDIANA – First Financial Corporation (NASDAQ:THFF) today announced results for the three months and year ended December 31, 2012. Net income of $32.8 and $8.6 million for the twelve and three months, respectively, compares to $37.2 and $10.2 million for the same periods of 2011. Return on assets for the twelve and three months ended December 31, 2012 was 1.13% and 1.14%, respectively, compared to 1.49% and 1.61 for the twelve and three months ended December 31, 2011. Results for 2012 include income and expenses incurred in 2012 associated with the purchase of Freestar Bank on December 30, 2011.

Net interest income for the last quarter of 2012 was $26.7 million, an increase of 9.45% over the $24.4 million reported for the same period of 2011. Net interest income for the year ended December 31, 2012 was $108.9 million compared to the $99.2 million reported for the same period of 2011, an increase of $9.7 million. The net interest margin at December 31, 2012 was 4.30%, compared to 4.50% reported at December 31, 2011.

The provision for loan losses for the three months ended December 31, 2012 was $1.5 million compared to the $1.9 million provision for the fourth quarter of 2011. For the year ended December 31, 2012 and 2011, the provision expense was $8.8 and $5.8 million, respectively.

Non-interest income for the three months ended December 31, 2012 and 2011 was $10.6 and $8.2 million, respectively, a 28.5% increase. Gains from the sale of mortgage loans comprised $0.8 million of the increase. For the year ended December 31, 2012, non-interest income increased $6.2 million to $39.5 million from the $33.3 million reported for the same period of 2011.

Non-interest expense for the three months ended December 31, 2012 was $23.6 million compared to $18.3 million in 2011. For the year ended December 31, 2012, non-interest expense was $93.1 million compared to $75.2 for the year ended December 31, 2011. 2012 non-interest expense contains the additional salary, benefits and one-time expenses related to the acquisition of Freestar Bank and the opening of four banking centers by First Financial Bank which did not exist during 2011.

Total loans at December 31, 2012 of $1.86 billion compare to the $1.89 billion reported during the same period a year ago. Deposits increased by $1.6 million to $2.27 billion. The allowance for loan losses increased 14.1% to $22.0 million from the $19.2 million at December 31, 2011. Net charge-offs for 2012 were down $0.7 million from 2011.

Book value per share was $27.93 at year end 2012, a 5.9% increase from the $26.38 at December 31, 2011. Shareholders’ equity increased 7.3% to $372.1 million from $347.0 million on December 31, 2011.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in

Indiana.

CONSOLIDATED BALANCE SHEETS
	December 31,
(Dollar amounts in thousands, except per share data)	2012	2011
ASSETS
Cash and due from banks	$87,230	$134,280
Federal funds sold	20,800	11,725
Securities available-for-sale	691,000	666,287
Loans, net of allowance of $21,958 in 2012 and $19,241 in 2011	1,829,978	1,874,438
Restricted Stock	21,292	22,282
Accrued interest receivable	12,024	12,947
Premises and equipment, net	47,308	40,105
Bank-owned life insurance	77,295	82,646
Goodwill	37,612	36,897
Other intangible assets	3,893	5,142
Other real estate owned	7,722	4,964
FDIC Indemnification Asset	2,632	2,384
Other assets	56,622	59,964
TOTAL ASSETS	$2,895,408	$2,954,061

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$465,954	$435,236
Interest-bearing:
Certificates of deposit of $100 or more	213,610	242,001
Other interest-bearing deposits	1,596,570	1,597,262
	2,276,134	2,274,499
Short-term borrowings	40,551	100,022
Other borrowings	119,705	146,427
Other liabilities	86,896	86,152
TOTAL LIABILITIES	2,523,286	2,607,100

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,490,609 in 2012 and 14,450,966 in 2011.
Outstanding shares-13,287,348 in 2012 and 13,197,880 in 2011	1,808	1,806
Additional paid-in capital	69,989	69,328
Retained earnings	338,342	318,130
Accumulated other comprehensive income (loss)	(7,472)	(10,494)
Less: Treasury shares at cost-1,203,261 in 2012 and 1,253,086 in 2011	(30,545)	(31,809)

TOTAL SHAREHOLDERS’ EQUITY	372,122	346,961
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,895,408	$2,954,061

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
	Years Ended December 31,
(Dollar amounts in thousands, except per share data)	2012	2011
INTEREST AND DIVIDEND INCOME:
Loans, including related fees	$99,196	$91,392
Securities:
Taxable	13,542	16,161
Tax-exempt	7,246	6,779
Other	2,321	2,009
TOTAL INTEREST AND DIVIDEND INCOME	122,305	116,341

INTEREST EXPENSE:
Deposits	8,520	12,127
Short-term borrowings	140	187
Other borrowings	4,733	4,833
TOTAL INTEREST EXPENSE	13,393	17,147

NET INTEREST INCOME	108,912	99,194

Net Provision for loan losses	8,773	5,755

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	100,139	93,439

NON-INTEREST INCOME:
Trust and financial services	5,804	4,544
Service charges and fees on deposit accounts	9,742	8,995
Other service charges and fees	9,710	8,289
Securities gain, net	886	6
Other-than-temporary loss
Total impairment loss	(11)	(110)
Loss recognized in other comprehensive income	-	-
Net impairment loss recognized in earnings	(11)	(110)
Insurance commissions	7,422	7,347
Gain on sale of mortgage loans	4,590	1,957
Other	1,404	2,312
TOTAL NON-INTEREST INCOME	39,547	33,340
NON-INTEREST EXPENSES:
Salaries and employee benefits	56,211	45,362
Occupancy expense	5,746	4,777
Equipment expense	5,489	4,352
Federal Deposit Insurance	1,949	1,804
Other	23,661	18,892
TOTAL NON-INTEREST EXPENSE	93,056	75,187
INCOME BEFORE INCOME TAXES	46,630	51,592

Provision for income taxes	13,818	14,397
NET INCOME	$32,812	$37,195
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/losses on securities, net of
reclassifications and taxes	$691	$8,857
Change in funded status of post retirement benefits, net of taxes	$2,331	$(9,982)
COMPREHENSIVE INCOME	$35,834	$36,070
EARNINGS PER SHARE:
BASIC AND DILUTED	$2.48	$2.83
Weighted average number of shares outstanding (in thousands)	13,240	13,163

Key Ratios	For the year ended
	December 31,	December 31,
	2012	2011
Return on average assets	1.13%	1.49%
Return on average common shareholder's equity	9.02%	10.90%
Average common shareholder's equity to average assets	12.84%	12.32%
End of period tangible common equity to tangible assets	11.58%	10.47%
Book value per share	$28.01	$26.38
Tangible book value per share	$24.88	$23.19
Risk-based capital - Tier 1	14.78%	13.96%
Risk-based capital - Total	15.67%	14.71%
Net interest margin	4.30%	4.50%
Efficiency Ratio	60.24%	54.47%
Net charge-offs to average loans and leases	0.45%	0.33%
Loan and lease loss reserve to loans and leases	1.19%	1.15%
Nonperforming assets to loans and leases	2.53%	2.38%

Asset Quality	For the year ended
	December 31,	December 31,
	2012	2011
Accruing loans and leases past due 90 days or more	$3,362	$2,047
Nonaccrual loans and leases	35,794	38,102
Other real estate owned	7,722	4,964
Total nonperforming assets	$46,878	$45,113